Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Agrify Corporation of our report dated April 2, 2021 with respect to our audits of the consolidated financial statements of Agrify Corporation and Subsidiaries as of December 31, 2020 and 2019 and for the two years in the period ended December 31, 2020, which report appears in the Annual Report on Form 10-K of Agrify Corporation for the fiscal year ended December 31, 2020.

/s/ Marcum llp

Marcum llp

Melville, NY

February 9, 2022